Exhibit 10.2

RULES FOR THE GRANT OF STOCK GRANTS IN THE FORM OF QUALIFIED RESTRICTED STOCK UNITS TO GRANTEES IN FRANCE UNDER THE TORNIER N.V. 2010 INCENTIVE PLAN

1.             Introduction.

(a)           The Board of Directors of Tornier N.V. (the “Company”) has established the Tornier N.V. 2010 Incentive Plan, (the “U.S. Plan”) for the benefit of certain individuals of the Company and its Affiliates, including Affiliates of the Company in France (the “French Entities”).

(b)           Section 4.2 of the U.S. Plan specifically authorizes the Committee (as defined in the U.S. Plan) to amend the terms of the Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Affiliate in order to comply with local legal requirements, to otherwise protect the Company’s or Affiliate’s interests, or to meet objectives of the Plan, and may, where appropriate, establish one or more subplans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws.  The Committee has determined that it is advisable to establish a sub-plan of the U.S. Plan for the purpose of granting restricted stock units which may qualify for the favorable tax and social security treatment in France under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code (“Qualified RSUs”).  The terms of the U.S. Plan (as set forth in Appendix 1), along with the additional rules contained herein, shall collectively constitute the Rules for the Grant of Stock Grants in the Form of Qualified Restricted Stock Units to Grantees in France under the Tornier N.V. 2010 Incentive Plan (the “French RSU Sub-Plan”).  Under the French RSU Sub-Plan, the Company may only grant Qualified RSUs; the provisions of the U.S. Plan permitting the grant of any other type of Award shall not be applicable.

2.             Definitions.

Capitalized terms not otherwise defined herein used in the French RSU Sub-Plan shall have the same meanings as set forth in the U.S. Plan.  The terms set out below will have the following meanings:

(a)           “Closed Period” shall mean a closed period as set forth in Section L. 225-197-1 of the FCC including:

(i)            Ten (10) quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)           The period as from the date the corporate management entities involved in the governance of the Company, such as the Board, Committee, or supervisory directorate of the Company are in possession of material nonpublic information which could, in the case it would be disclosed to the public, significantly impact the quotation of the shares of Stock of the Company, until ten (10) quotation days after the day such information is disclosed to the public.

If the FCC is amended after adoption of this RSU Sub-Plan to modify the definition and/or the applicability of the Closed Periods to Qualified RSUs, such amendments shall become applicable to any Qualified RSUs granted under the French RSU Sub-Plan, to the extent required or permitted under French law.

(b)           “Date of Grant” shall mean the date on which the Committee both (1) designates the French Grantees and (2) specifies the terms and conditions of the Qualified RSUs, including the number of shares of Stock to be issued at a future date, the conditions for the vesting of the Qualified RSUs and the conditions of the transferability of the shares of Stock once issued.

(c)           “Disability” shall mean disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(d)           “FCC” shall mean the French Commercial Code, as may be amended from time to time.

(e)           “French Entity” shall mean:

(i)            an Affiliate incorporated in France of which the Company holds at least, either directly or indirectly, 10% of the share capital, or

(ii)           a French branch of the Company.

(f)            “French Grantee” shall mean:

(i)            an Employee of a French Entity who is resident in France for French tax purposes and/or is subject to the French social security regime and has been granted a Qualified RSU and is employed under the terms and conditions of an employment contract (“contrat de travail”) with a French Entity;

(ii)           a Managing Director who has been granted a Qualified RSU; and

(iii)          in exceptional and specific circumstances, and to the extent permissible under French tax and social security laws, including guidelines and specific tax or social security rulings issued by French tax and social security authorities, any individual who is otherwise employed by the Company or one of its Affiliates even if the individual is not a tax resident of France and/or subject to French social contribution regime at the Date of Grant.

(g)           “Managing Director” shall mean any person who serves in one of the following positions for a French Entity:

(i)            Président du Conseil d’Administration;

(ii)           Directeur Général;

(iii)          Directeur Général Délégué;

(iv)          Membre du Directoire; or

(v)           Gérant de Sociétés par actions.

(h)           “Qualified RSUs” shall mean a promise by the Company to a future issuance at the Vesting Date (as defined herein), provided the individual remains employed as of the Vesting Date, of one Share in the Company per restricted stock unit granted to the French Grantee and subject to specific terms and conditions.  Qualified RSUs issued under this French RSU Sub-Plan shall be payable in shares of Stock only.  A French Grantee shall not be entitled to receive at vesting cash in lieu of shares of Stock.  Any dividend and voting rights are attached only upon the issuance of the shares of Stock at the Vesting Date of the Qualified RSUs.

(i)            “Vesting Date” shall mean the date on which the shares of Stock underlying the Qualified RSUs become non-forfeitable and shares of Stock are issued to the French Grantees.  To qualify for the favorable tax and social security treatment in France, such Vesting Date specified by the Committee shall not occur prior to the second anniversary of the Date of Grant, or such other period as is required by the vesting period applicable to Qualified RSUs.

3.             Eligibility

Notwithstanding any other term of this French RSU Sub-Plan, the Company may grant Qualified RSUs only to Employees of a French Entity and/or to Managing Directors who hold less than ten percent (10%) of the outstanding shares of Stock and who otherwise satisfy the eligibility conditions of the Section 5 of the U.S. Plan.

4.             Conditions of Qualified RSUs.

(a)           Vesting of Qualified RSUs.

The first Vesting Date of Qualified RSUs shall be specified by the Committee.  In all cases, the Vesting Date shall not occur prior to the second anniversary of the Date of Grant according to the Vesting Date as defined under Section 2 above.  Notwithstanding the foregoing, in the event of the death of a French Grantee, all of his or her outstanding Qualified RSUs shall fully vest and the shares of Stock underlying Qualified RSUs shall be issued as set forth in Section 7 of this French RSU Sub-Plan.

(b)           Transfer of Shares of Stock.

A French Grantee must hold the shares of Stock issued pursuant to the Qualified RSUs on the Vesting Date until the relevant anniversary of the Vesting Date specified by the Committee or such other period as is required to comply with the minimum holding period applicable to shares of Stock underlying French-qualified restricted stock units under Section L.225-197-1 of the FCC or the relevant Sections of the French Tax Code or the French Social

Security Code, as amended, to benefit from favorable tax and social security treatment, even if the French Grantee is no longer an Employee or Managing Director.

In addition to this restriction on the sale of the shares of Stock issued to the French Grantees, said shares of Stock may not be sold during certain Closed Periods as provided for by Section L. 225-197-1 of the FCC and as interpreted by the French administrative guidelines, as long as those Closed Periods are applicable to the sale or transfer of shares of Stock underlying French-qualified restricted stock units.

A specific holding period for the shares of Stock underlying the Qualified RSUs may be specified by the Committee, in its discretion, for French Grantees who qualify as Managing Directors or who have comparable positions at the level of the Company or one of its Affiliates.

(c)           French Grantee’s Account.

The shares of Stock acquired upon vesting of the Qualified RSUs shall be recorded in an account in the name of the French Grantee with a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law and holding periods.

5.             Non-transferability of Qualified RSUs.

Except in the case of death, any Qualified RSUs cannot be transferred or surrendered to any third party.  In addition, any Qualified RSU may vest only for the benefit of the French Grantee during the lifetime of the French Grantee.

6.             Adjustments Upon a Change in Control and Change in Shares of Stock.

In the event of a Change in Control as set forth in Section 12 of the U.S. Plan and in the event of a change in shares of Stock as set forth in Section 3.5 of the U.S. Plan, adjustment to the terms and conditions of the Qualified RSUs or underlying shares of Stock can only be made in accordance with the U.S. Plan and pursuant to applicable French legal and tax rules.  Should the Committee decide to make adjustments pursuant to the U.S. Plan but in a manner that is not authorized under French law, the Qualified RSUs may no longer qualify for favorable tax and social security treatment in France.

7.             Death.

In the event of the death of a French Grantee, the Qualified RSUs held by the French Grantee at the time of death shall become immediately transferable to the French Grantee’s heirs.  The Company shall issue the underlying shares of Stock to the French Grantee’s heirs, at their request, if such request occurs within six (6) months of the date of the French Grantee’s death.  If the French Grantee’s heirs do not request the issuance of the underlying shares of Stock within such six-month period, the Qualified RSUs shall expire six (6) months following the date of the French Grantee’s death.  Upon acquisition of the underlying shares of Stock, the French Grantee’s heirs shall not be subject to the restriction on the sale of the shares of Stock set forth in Section 4(b) above.

8.             Disability.

If a French Grantee ceases to be employed by the Company or a French Entity by reason of Disability, the French Grantee shall not be subject to the restriction on the sale of the shares of Stock set forth in Section 4(b) above.

9.             Disqualification of Qualified RSUs.

If the Qualified RSUs are otherwise modified or adjusted in a manner in keeping with the terms of the U.S. Plan or as mandated as a matter of law or by decision of the Company’s shareholders, or Board or Committee, and the modification or adjustment is contrary to the terms and conditions of this French RSU Sub-Plan, the Qualified RSUs shall cease to qualify for favorable tax and social security treatment in France.

If the Qualified RSUs no longer qualify as French-qualified restricted stock units, the Committee may, provided it is authorized to do so under the U.S. Plan, and in its sole discretion, determine to lift, shorten or terminate certain restrictions applicable to the Qualified RSUs or to the sale of the shares of Stock underlying the Qualified RSUs, which may have been imposed under this French RSU Sub-Plan.

10.          Interpretation.

It is intended that Qualified RSUs granted under the French RSU Sub-Plan shall qualify for the favorable tax and social security treatment applicable to French-qualified restricted stock units granted under Sections L. 225-197-1 to L. 225-197-6-1 of the FCC and in accordance with the relevant provisions set forth by French tax and social security laws, but no undertaking is made to maintain such status.

The terms of the French RSU Sub-Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations.

In the event of any conflict between the provisions of the French RSU Sub-Plan and the Plan, the provisions of this French RSU Sub-Plan shall control for any grants of Qualified RSUs made thereunder to French Grantees.

11.          Employment Rights.

The adoption of this French RSU Sub-Plan shall not confer upon the French Grantees or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

12.          Number of Shares of Stock Granted and Shareholders Authorization.

The U.S. Plan and the share limitations set forth in Section 3 of the U.S. Plan have been authorized and approved by the Company’s shareholders, and shall apply to the grants to French Grantees under this French RSU Sub-Plan.  The authorization and approval of the Company’s shareholders is intended to meet the requirements of Section L. 225-197-1 of the FCC, to the extent applicable to grants made by the Company.

13.          Effective Date.

This French RSU Sub-Plan shall be effective and shall apply to grants of Qualified RSUs made on or after May 3, 2011.

14.          Amendments.

Subject to the terms of the U.S. Plan, the Board or Committee reserves the right to amend and/or terminate the French RSU Sub-Plan at any time in its sole discretion.